Exhibit 15.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-276528) on Form-3, (No. 333-271154) on Form S-8 and (No. 333-269720) on Form S-8 of our report dated April, 29, 2026, with respect to the consolidated financial statements of Inter & Co, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG Auditores Independentes Ltda.

Belo Horizonte, MG, Brazil
April 29, 2026